UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event
reported) August 5, 2005

Schnitzer Steel Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Oregon (State or Other Jurisdiction of Incorporation)	0-22496 (Commission File Number)	93-0341923 (IRS Employer Identification No.)

3200 N.W. Yeon Ave. P.O. Box 10047 Portland, OR (Address of Principal Executive Offices)	97296-0047 (Zip Code)

(503) 224-9900

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On August 5, 2005, two wholly-owned subsidiaries of Schnitzer Steel Industries, Inc. (“SSI”), Pick-N-Pull Auto Dismantlers, a California general partnership (“PNP”), and PNP Commercial Acquisition, LLC, a Delaware limited liability company (“PNP Commercial”), entered into a Unit Purchase Agreement (the “Greenleaf Purchase Agreement”) with Tree Acquisition, L.P., a Delaware limited partnership (“Tree”), pursuant to which PNP Commercial agreed to acquire from Tree (the “Greenleaf Transaction”) all of the issued and outstanding units of membership interests of Greenleaf Auto Recyclers, LLC, a Delaware limited liability company (“Greenleaf”). Greenleaf is engaged in the business of auto dismantling and recycling and sells its products primarily to collision and mechanical repair shops. Greenleaf currently operates in 22 locations throughout the United States. The total consideration to be paid by PNP Commercial to Tree in connection with the Greenleaf Transaction is $23,500,000, subject to a post-closing working capital adjustment. The Greenleaf Purchase Agreement contains customary representations, warranties and covenants on the part of Tree, PNP and PNP Commercial.

The consummation of the Greenleaf Transaction by PNP and PNP Commercial is subject to a number of closing conditions, including, among other things, (i) the completion by PNP and PNP Commercial of their due diligence investigation of Greenleaf and the transactions contemplated by the Ford Purchase Agreement (defined below), the results of which are satisfactory to PNP and PNP Commercial in their sole discretion, (ii) the contemporaneous closing of the Ford Transaction, as described below and (iii) other closing conditions customary for a transaction of this nature. There is a significant amount of due diligence to be completed and there are no assurances that the results of which will be deemed satisfactory to PNP and PNP Commercial. PNP and PNP Commercial paid an “earnest money deposit” in escrow in connection with entering into the transaction; in certain circumstances, including if PNP and PNP Commercial terminate the Greenleaf Purchase Agreement because the due diligence closing condition has not been met, the earnest money deposit will convert into a loan to Greenleaf. Either party may terminate the Greenleaf Purchase Agreement if the transactions are not consummated on or before September 30, 2005.

Also on August 5, 2005, PNP Commercial entered into an Agreement of Purchase and Sale (the “Ford Purchase Agreement” and, together with the Greenleaf Purchase Agreement, the “Purchase Agreements”) with Ford Motor Company, a Delaware corporation (“Ford”), pursuant to which PNP Commercial agreed to acquire from Ford (i) all of the issued and outstanding membership interests of GLA Real Estate Holdings, LLC, a Delaware limited liability company (“GLARE”), which owns five parcels of real estate currently leased by Greenleaf in connection with its business (the “Real Property”), and (ii) two promissory notes (the “Notes”) executed by Tree and Greenleaf and payable to Ford (collectively, the “Ford Transaction” and, together with the Greenleaf Transaction, the “Transactions”). The total consideration to be paid by PNP Commercial, should the Ford Transaction be consummated, is $21,500,000. The Ford Purchase Agreement contains customary representations, warranties and covenants on the part of Ford and PNP Commercial.

The consummation of the Ford Transaction by PNP Commercial is subject to a number of closing conditions, including, among other things, (i) the simultaneous consummation of the Greenleaf Transaction, (ii) the completion by PNP Commercial of its due diligence review of GLARE and the Real Property, including without limitation, environmental due diligence, and (iii) other closing conditions customary for a transaction of this nature. In addition, prior to the closing of the Ford Transaction, Ford is required to enter into a note modification agreement with Tree and Greenleaf.

The parties currently expect the closing of the Transactions to occur on or before September 30, 2005. However, a number of uncertainties remain, including the completion of extensive due diligence. Accordingly, there is no assurance the Transactions will be consummated.

Certain statements in this Form 8-K are "forward-looking statements" within the meaning of U.S. federal securities laws. The Company intends that these statements be covered by the safe harbors created under these laws. These forward-looking statements include, but are not limited to, statements about the Company’s expectation that the Transactions will close on or before September 30, 2005. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in these forward-looking statements include the satisfaction of the closing conditions for each of the Transactions, including the satisfactory completion by PNP and PNP Commercial of their due diligence investigations of Greenleaf and the transactions contemplated by the Ford Purchase Agreement, and other factors and events, some of which are discussed in the Company’s most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q. Many of these factors and events are beyond the Company’s ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this Form 8-K. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this Form 8-K or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schnitzer Steel Industries, Inc.

Date: August 11, 2005	By:	/s/ Kelly Lang
Name: Kelly Lang
Title: Acting Chief Financial Officer